Exhibit 10.34

December 28, 2004

Mr. Paul C. Raymond III

60 Trish Court

Danville, CA  94506

Dear Paul:

I am pleased to confirm the terms and conditions of your offer to join Hercules Incorporated in the position of Vice President and President Pulp and Paper Division effective upon your reporting date – sometime January 2005.  This position will report to the Chief Executive Officer.

Our offer includes the following components:

1.               Annual Base Salary:  $300,000 payable in 12 equal monthly installments.  Pursuant to our salary administration policy, salary reviews are conducted each March 1st.  Your first cycle review will be based on a March 1, 2006 review date.

2.               Annual Incentive Compensation: Your target annual incentive opportunity under the Hercules Management Incentive Compensation Plan (MICP) for calendar year 2005, is $150,000 (50% of benchmark salary).  The range, based on performance, is a function of Corporate performance (pool funding) business results and individual performance against accountabilities. The maximum payout is 200% of the target and, of course, the minimum is zero. Any payouts above the target amount may be made in restricted stock.

3.               Long-Term Incentive: In this position, you are eligible to receive annual grants under the Hercules Long-Term Incentive Compensation Plan (LTICP).  The value of the 2005 award, which is normally made in March, is $383,000.  This award may be made in any of the forms of equity described in the Hercules Long-Term Incentive Compensation plan document attached.  For 2005, we anticipate making restricted stock grants subject to Board approval.  Change in control vesting applies.

4.               Benefits: Your approximate four years of service with Honeywell will be recognized for purposes of eligibility to receive benefits and vesting.  You will accrue benefits based on your actual Hercules service pursuant to the terms of the Pension Plan of Hercules Incorporated.  Benefits will be funded to the extent legally possible under the qualified pension plan trust with the balance paid under the unfunded non-qualified pension restoration plan.  As mentioned, we recently amended our Pension Plan to provide for additional 401-k contributions in lieu of a defined benefit pension plan.  The enclosed newsletter #2 on pages 2 and 3 more fully describes this.

Other benefits are described in the attached Benefits Choices Enrollment Guide.

Your 4 years service will qualify you for any described benefits.  In calendar year 2005, you will be eligible for 4 weeks paid vacation.  Subsequent years will be the greater of 4 weeks or the standard accrual.

5.               Avoidance of Compensation Forfeiture:  Based on your notification that, as a result of your accepting employment with Hercules, you will forfeit certain equity and cash benefits under Honeywell’s compensation plans, we will pay or grant you the following at such times indicated:

1.                           $100,000 immediately upon your first day of employment

2.                           15,000 Restricted Stock shares vesting 33% each anniversary (5,000 vest 1/06; 5,000 vest 1/07; and 5,000 vest 1/08).

3.                           $100,000 on the date your 2004 Honeywell annual bonus for 2004 would otherwise be payable.

6.               Severance Benefits:  The Severance Pay Plan as described in the Summary Plan Description will apply subject to the following modifications, which shall apply with respect to your employment, but shall otherwise not be part of the Severance Pay Plan:

Special Dismissal Benefit – Severance Pay Plan

•                  Qualifying conditions of “reorganization” or “reduction in the workforce” as defined in the Severance Pay Plan shall include (i) a transfer to a new work location which is 30 or more miles greater than the current distance from your residence to the Hercules Wilmington headquarters, (ii) termination of your employment for reasons other than “cause” or demonstrated poor performance, and (iii) a reduction in your compensation unrelated to your performance which is disproportionately greater than reductions generally imposed on other Hercules employees in your Band level.  [As used herein, “cause” shall mean: (a) the willful and continued failure to substantially perform your duties (other than any such failure resulting from incapacity due to physical or mental illness) following your receipt of notice which specifically identifies such failure and which provides a reasonable opportunity to cure; or (b) the willful engaging by you in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.]

•                  Should you be notified your job location is changing as defined in sub-paragraph (i) above, or of any other event which qualifies you for a Special Dismissal Benefit under sub-paragraph (iii) above, you must notify Hercules within 30 days of such notification of your rejection of the job at the new location or of your claim for Special Dismissal Benefits pursuant to the terms of this letter.

•                  Should severance benefits become payable, your benefit shall be the greater of (i) the then current year’s base salary plus target bonus, or (ii) the benefit payable under the formula stated in the Severance Pay Plan or any modified or successor plan.

•                  Should the Severance Pay Plan be terminated, and should the items set forth in sub-paragraphs (i), (ii) or (iii) occur, and subject to your compliance with the notification requirements set forth above, you will nonetheless remain eligible to receive Special Dismissal Benefits of the then year’s base salary plus target bonus plus three months’ paid medical benefits.

7.               Relocation Benefits:  The Hercules Relocation Policy applicable to “homeowner” employees will apply.  A copy of that Policy is enclosed.  Due to Sarbanes Oxley, we are unable to implement the equity advance provision.  Please discuss alternatives with me.

8.               Deferred Compensation: Beginning calendar year 2005, you become eligible to participate in the Hercules Deferred Compensation Plan.  This Plan provides the option to defer before-tax salary and/or target MICP amounts.  More information will be provided to you on this plan when you become eligible to participate.

9.               Parking: Your position qualifies for Company paid parking in the Hercules Plaza garage or if not available, the nearest facility.

10.         Starting Date:  Contingent upon your acceptance, we anticipate a starting date sometime during the second half of January 2005.  Should you start on any date other than the third of January, your monthly base salary will be prorated.

This offer is contingent upon your passing our standard substance abuse examination.  We will contact you to schedule this simple test.  Additionally, we must verify U.S. employment eligibility under the Immigration Reform and Control Act.  We will discuss what is needed when you first report.  Finally, this offer is contingent upon successful completion of a background check as appropriate for the position and in accordance with applicable law.  This contingency must be met before your anticipated starting date.

Attached are two forms for the background check:  1) Release Authorization, and 2) Disclosure to Employment Applicant Regarding Procurement of A Consumer Report.  Please complete, sign and date both forms (the Disclosure form contains the Summary of your Rights under the Fair Credit Reporting Act – you should retain a copy for your records) and FAX them to Michelle Levitskie, Manager, Organization Development and HR Initiatives, at (302)594-7272.

Paul, we enthusiastically welcome you to the Hercules management team.  I look forward to working with you to make this a personally and professionally rewarding opportunity.

To indicate your acceptance of the above terms please sign a copy of this letter and return it to me within three days.

Best regards,

Edward V. Carrington
Vice President, Human Resources

Accepted by:

Paul C. Raymond III

Date

Enclosures